Exhibit 10.14

May 19, 2022

OTR Acquisition Sponsor LLC
1395 Brickell Avenue, Suite 800
Miami, FL 33131

Attention: Nicholas Singer

Email: ns@purchasecap.com

Re: Board Observer Right
Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) will confirm our agreement that OTR Acquisition Sponsor LLC, a Delaware limited liability company (“Sponsor”), shall be entitled to the following contractual board observer rights. Capitalized terms used but not defined in this Letter Agreement have the meanings given to such terms in the Business Combination Agreement, dated as of January 31, 2022, by and among OTR Acquisition Corp., a Delaware corporation, Comera Life Sciences Holdings, Inc., a Delaware corporation (“Holdco”), CLS Sub Merger 1 Corp., a Delaware corporation, CLS Sub Merger 2 Corp., a Delaware corporation, and Comera Life Sciences, Inc., a Delaware corporation.

1.
Board Observer Rights. For so long as William A. Wexler (the “Sponsor Board Nominee”) remains a member of the board of directors of Holdco (the “Board”), Sponsor shall have the right, exercisable upon written notice to Holdco, to designate one person (the “Observer”) to attend meetings of the Board and any committees thereof in a nonvoting observer capacity, subject to the terms hereof.
a.
The Observer shall have the right, along with the members of the Board, to receive, and Holdco shall give to the Observer, notices of Board and committee meetings and copies of Board and committee presentations, consents and all other materials delivered to members of the Board or any committee thereof, as applicable; provided, however, that if the Observer does not, upon the request of Holdco, before attending any meetings of the Board or any committee thereof, execute and deliver to Holdco (i) an agreement, in form reasonably acceptable to Holdco and the Observer, to abide by all of Holdco’s policies applicable to members of the Board, and (ii) a confidentiality agreement, in form reasonably acceptable to Holdco and the Observer, then such Observer may be excluded from access to any materials, meetings, or portions thereof.
b.
The Observer will not have any right to vote at any meeting of the Board or any committee thereof. The Observer will have the right to consult with and advise management of Holdco on significant business issues. The Observer will be bound by all confidentiality duties that apply to members of the Board, including with respect to any materials to which the Observer is granted access.
c.
If upon the reasonable advice of the legal counsel of Holdco, the Board determines in good faith that the presence of the Observer at any Board or committee meeting, or the Observer’s access to any materials related to such Board or committee meeting, would waive attorney-client or similar legal privilege or violate applicable law or regulation, upon notice to the Observer regarding such meeting and such waiver or violation, the Observer shall (a) not be entitled to participate in and shall leave such meeting until such time as his or her presence would no longer result in such waiver or violation and/or (b) not be permitted access to such materials, as applicable.
d.
Sponsor may, in its sole discretion, decline to appoint an Observer or elect not to continue to exercise its right to maintain an Observer at any time and from time to time following the date hereof.
e.
The Observer will be entitled to reimbursement by Holdco for reasonable out-of-pocket costs and expenses in attending meetings of the Board and any committees thereof, to the same extent as the members of the Board.
2.
Replacement. At any time, so long as the Sponsor Board Nominee continues to be a member of the Board, Sponsor shall be entitled to remove the Observer and appoint another person to serve as the Observer.
3.
No Fiduciary Duty. The parties agree that the Observer will not assume any fiduciary duty toward Holdco or its members, and Holdco acknowledges that the Observer will not be subject to any corporate opportunity doctrines, by virtue of the grant of observer rights to, or exercise of observer rights by, the Observer as set forth in this Letter Agreement.
4.
Governing Law. THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.
5.
No Modification; Termination. This Letter Agreement may not be amended or otherwise modified without the prior written consent of the parties hereto.
6.
Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6):

if to Sponsor:

OTR Sponsor Acquisition LLC
1395 Brickell Avenue, Suite 800
Miami, FL 33131
Attention: Nicholas Singer
Email: ns@purchasecap.com

with a copy to:

Greenberg Traurig, P.A.
333 SE 2nd Avenue
Suite 4400
Miami, FL 33131
Attention:	Alan I. Annex, Esq.
Kenneth A. Gerasimovich, Esq.
Daniella Silberstein, Esq.
Email:	annexa@gtlaw.com
gerasimovichk@gtlaw.com
silbersteind@gtlaw.com

if to Holdco:

Comera Life Sciences, Inc.
12 Gill Street, Suite 4650
Woburn, MA 01801
Attn: Jeffrey Hackman
Email: jhackman@reformbiologics.com

with a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Mitchell S. Nussbaum, Esq.
Email: mnussbaum@loeb.com

7. Miscellaneous. This Letter Agreement may not be assigned by any party or by operation of law or otherwise without the prior written consent of the other party. Any attempted assignment in violation of this Section 7 shall be null and void. Each party hereby agrees that its respective covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Letter Agreement, and this Letter Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder or any rights to enforce any provision of this Letter Agreement, except that the Observer shall be a third-party beneficiary with respect to, and entitled to enforce, Section 3. This Letter Agreement may be executed in any number of counterparts (including by facsimile or electronic signature), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Please indicate your acceptance of the terms of this Letter Agreement by returning to Holdco executed counterparts hereof.

Very truly yours,

COMERA LIFE SCIENCES HOLDINGS, INC.

/s/ Jeffrey Hackman
Name: Jeffrey Hackman
Title: Chief Executive Officer

[Signature Page to Board Observer Rights Letter Agreement]

ACCEPTED AND AGREED as of the date first written above:

OTR ACQUISITION SPONSOR LLC

/s/ Nicholas J. Singer
Name: Nicholas J. Singer Title: Managing Member

[Signature Page to Board Observer Rights Letter Agreement]